ARTICLES OF AMENDMENT
                                       OF
                            TWEEDY, BROWNE FUND INC.

         TWEEDY, BROWNE FUND INC., a Maryland corporation, having its principal office in Baltimore, Maryland, (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Charter of the Corporation, including the related Articles Supplementary of the Corporation, as filed with the Maryland State Department of Assessments and Taxation on September 22, 1993 and the Certificate of Correction as filed with the Maryland State Department of Assessments and Taxation on November 15, 1994 (the "Charter") is hereby further amended by changing the name of the class of the Corporation's capital stock designated previously as "Tweedy, Browne American Value Fund Stock" to "Tweedy, Browne Value Fund Stock."

         SECOND: The amendment was duly approved by a majority of the Corporation's entire Board of Directors at a meeting held on September 13, 2006. The amendment to the Charter is limited to a change expressly permitted by ss.2-605 of the General Corporation Law of Maryland to be made without action by stockholders of the Corporation. The Corporation is registered as an open-end company under the Investment Company Act of 1940, as amended.

         THIRD: The amendment to the Charter as set forth above does not change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of the shares that are the subject of the name change.

         The President acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief the matters and facts set forth in these Articles of Amendment with respect to the authorization and approval of the amendment of the Corporation's Charter are true in all material respects, and that this statement is made under the penalties of perjury.

         IN WITNESS WHEREOF, TWEEDY, BROWNE FUND INC. has caused this instrument to be executed in its name and on its behalf by its President, Christopher H. Browne, and attested by its Vice President and Secretary, M. Gervase Rosenberger, on the 28th of November, 2006.


                                            TWEEDY, BROWNE FUND INC.

                                            By: /s/Christopher H. Browne
                                                ------------------------
                                                Christopher H. Browne
ATTEST:                                         President

By: /s/ M. Gervase Rosenberger
    --------------------------
    M. Gervase Rosenberger
    Vice President and Secretary